Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Second Quarter 2010 Operating Results

NORTH MIAMI BEACH, FL; August 4, 2010 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and six months ended June 30, 2010.

During the second quarter the company:

•	Reported quarterly FFO of $0.25 per diluted share and FFO for the first six months of $0.49 per diluted share
•	Reported core occupancy of 90.1%, down 20 basis points from March 31, 2010
•	Reported same property net operating income of -0.6% as compared to the second quarter 2009 and a sequential increase of 0.4% as compared to the first quarter of this year
•	Executed a contract to acquire Capital and Counties USA, Inc. (Capital & Counties) in a joint venture transaction valued at $600 million
•	Bought additional shares of DIM Vastgoed N.V. (DIM) increasing its ownership to approximately 96.1% as of June 30, 2010
•	Acquired Veranda Shoppes in Plantation, FL for $11.7M
•	Paid off five mortgages aggregating $29.7M with a weighted average interest rate of 8.05%.
•	Closed on the sale of three outparcels totaling $2.5M, recognizing a gain of $1.9M ($.02/share)

“We are pleased with our second quarter results and the relative stability in our portfolio despite a challenging leasing environment.  We have now realized positive sequential same property net operating income growth for the second consecutive quarter,” said Jeff Olson, Chief Executive Officer.  “We continued to take big steps pursuant to our acquisition strategy and are very excited about the improved quality, diversification, and value creation opportunities within our asset base.”

Financial Highlights

In the second quarter 2010, Equity One generated Funds From Operations (FFO) of $23.1 million, or $0.25 per diluted share, as compared to FFO for the same period in 2009 of $29.1 million, or $0.34 per diluted share.  The second quarter 2010 FFO results include $0.03 per share in transaction costs primarily related to Capital & Counties and DIM, and $0.02 per share in gains from land sales and securities. Excluding these costs, FFO for the second quarter of 2010 would have been $0.26 per diluted share. The second quarter 2009 FFO results include gains of $0.04 per share from the early extinguishment of debt and $0.04 per share from gains on the sale of outparcels.

For the six months ended June 30, 2010, Equity One generated Funds From Operations (FFO) of $43.9 million, or $0.49 per diluted share, as compared to FFO for the same period in 2009 of $87.1 million, or $1.07 per diluted share.  The year to date 2010 FFO results include $0.05 per share in transaction costs primarily related to Capital & Counties and DIM, and $0.03 per share in gains from land sales and securities. Excluding these costs, FFO for the six month period would have been $0.51 per diluted share. The FFO results for the six months ended June 30, 2009 include $0.56 per share related to the bargain purchase gain from our acquisition of a controlling stake in DIM, gains from outparcel sales, gains on debt extinguishment, investment income, and insurance proceeds and $0.04 per share in severance costs.  Excluding the effects of these items, FFO for the six month period ended June 30, 2009 would have been $0.55 per diluted share.

Net income attributable to Equity One was $6.2 million, and earnings per diluted share was $0.07 for the quarter ended June 30, 2010 as compared to net income of $15.4 million, or $0.18 per diluted share, for second quarter 2009. For the six month period ended June 30, 2010, net income attributable to Equity One was $11.7 million, or $0.13 per diluted share, as compared to $59.2 million, or $0.72 per diluted share, for the six month period ended June 30, 2009. The decrease in net income for the three and six months ended June 30, 2010 as compared to the respective periods in 2009 is attributable to those factors affecting FFO as discussed above.

Operating Highlights

As of June 30, 2010, occupancy for the company’s consolidated core portfolio was 90.1%, down 20 basis points on a same property basis as compared to March 31, 2010. Compared to the same period ended June 30, 2009, occupancy was down 90 basis points on a same-property basis.

Same property net operating income declined 0.6% for the second quarter of 2010 as compared to the second quarter of 2009. Same property NOI in the second quarter increased 0.4% when compared to the first quarter 2010, excluding percentage rent.

During the second quarter of 2010, the company executed 43 new leases in its core portfolio totaling 122,313 square feet at an average rental rate of $10.42 per square foot, representing a 6.4% decrease from prior rents on a same-space cash basis.  Also during the second quarter, the company renewed 80 leases in its core portfolio for 168,266 square feet for an average rental rate decline of 7.6% to $16.46 per square foot on a cash basis.  In addition, the company renewed 20 leases in its core portfolio for 247,665 square feet subject to tenant renewal options for an average rental rate increase of 2.1% to $8.97 per square foot on a cash basis.

Acquisition and Disposition Activity

During the second quarter, Equity One entered into an agreement with Liberty International Holdings Limited (LIH) and Capital Shopping Centres PLC, to acquire a majority ownership interest in Capital & Counties through a joint venture with LIH, in a transaction valued at approximately $600 million. Capital & Counties owns a portfolio of 15 properties in California totaling 2.6 million square feet, of which 70% of the transaction value consists of retail assets. The retail portfolio is concentrated in the San Francisco Bay Area and includes Serramonte Shopping Center in Daly City, Plaza Escuela in Walnut Creek, The Willows Shopping Center in Concord, 222 Sutter Street in San Francisco, and The Marketplace Shopping Center in Davis.

Also during the second quarter, Equity One acquired Veranda Shoppes, a 44,888 square foot shopping center located in Plantation, Florida and anchored by Publix for approximately $11.7 million. In addition, the company sold three outparcels for a gross sales price of approximately $2.5 million.

Development and Redevelopment Activities

At June 30, 2010, Equity One had approximately $45.4 million of active development projects and approximately $7.0 million of redevelopment projects underway. The estimated remaining cost to complete these projects is approximately $17.0 million. Costs to develop the land parcel adjacent to the company’s Westbury Plaza are not included in these amounts as such costs have not yet been determined given the preliminary stage of the design plan.

Investing and Financing Activities

Equity One repaid five mortgages during the quarter totaling $29.7 million with a weighted average interest rate of 8.05%, satisfying all 2010 maturing mortgages.

During the second quarter, the company increased its ownership of DIM to approximately 96.1% as of June 30, 2010. Subsequently, Equity One requested, and the Euronext approved, the delisting of DIM’s shares.  In addition, on July 26, 2010, the company filed a writ of summons with the Dutch Enterprise Chamber in Amsterdam initiating statutory squeeze-out proceedings with respect to the minority shares not owned by the company.

Balance Sheet Highlights

At June 30, 2010, Equity One’s total market capitalization (including debt and equity) was $2.6 billion, comprising 92.3 million shares of common stock outstanding (on a fully diluted basis) valued at $1.4 billion and $1.2 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 44.9%.  In addition, the company had approximately $20.2 million of cash on hand at June 30, 2010 and no amounts drawn on any of its revolving credit facilities.

FFO and Earnings Guidance

During the remainder of 2010, the company will continue to focus on managing property level revenues and expenses with an emphasis on small shop leasing.  In addition, acquisition opportunities will be assessed in target markets and capital recycling opportunities will be explored for assets in markets where the company does not have expansion plans. Equity One is reaffirming its prior 2010 FFO guidance of $1.02 to $1.10 per diluted share, excluding the Capital & Counties and DIM transaction costs incurred through June 30, 2010 of $0.05 per share and our current expectation for an additional $0.03 per share related to these transactions.

Second Quarter 2010 Dividend Declared

On August 3, 2010, the company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending September 30, 2010, payable on September 30, 2010 to stockholders of record on September 15, 2010.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, August 5, 2010 at 9:00 a.m. Eastern Time to review the 2010 second quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 260-8140 (U.S./Canada) or (617) 614-3672 (international) using pass code 69796788. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

For those unable to participate during the call, a replay will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 28968624 through August 12, 2010.

FOR ADDITIONAL INFORMATION

For a copy of the company’s first quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Michele Villano at mvillano@equityone.net.

ABOUT EQUITY ONE, INC.

As of June 30, 2010, Equity One owned or had interests in 185 properties, consisting of 171 shopping centers comprising approximately 19.2 million square feet, three projects in development/redevelopment, six non-retail properties, and five parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties or portfolios for acquisition; the success of its efforts to lease up vacant space; the effects of natural, man-made, and other disasters; the ability of Equity One to successfully complete the acquisitions, and integrate the operations and systems of companies and properties it desires to acquire; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
June 30, 2010 (Unaudited) and December 31, 2009
(In thousands, except per share amounts)

	June 30, 2010	December 31, 2009
ASSETS
Properties:
Income producing	$2,495,320	$2,433,431
Less: accumulated depreciation	(263,877)	(240,172)
Income producing properties, net	2,231,443	2,193,259
Construction in progress and land held for development	72,882	68,866
Properties, net	2,304,325	2,262,125

Cash and cash equivalents	20,170	47,970
Accounts and other receivables, net	8,296	9,806
Investments in and advances to unconsolidated joint ventures	11,141	11,524
Securities	-	820
Goodwill	11,477	11,477
Other assets	117,509	108,598
TOTAL ASSETS	$2,472,918	$2,452,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$503,292	$551,647
Unsecured senior notes payable	691,136	691,136
	1,194,428	1,242,783
Unamortized discount on notes payable, net	(24,576)	(25,892)
Total notes payable	1,169,852	1,216,891

Other liabilities:
Accounts payable and accrued expenses	42,077	33,251
Tenant security deposits	9,012	9,180
Deferred tax liabilities, net	48,066	50,059
Other liabilities	57,373	54,237
Total liabilities	1,326,380	1,363,618

Redeemable noncontrolling interest	989	989

Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 150,000 shares authorized, 92,147 and 86,131 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	921	861
Additional paid-in capital	1,219,718	1,110,427
Distributions in excess of earnings	(75,833)	(46,810)
Contingent consideration	-	323
Accumulated other comprehensive loss	(1,755)	(266)
Total stockholders’ equity of Equity One, Inc.	1,143,051	1,064,535

Noncontrolling interest	2,498	23,178
Total stockholders' equity	1,145,549	1,087,713

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,472,918	$2,452,320

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
For the three and six months ended June 30, 2010 and 2009
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUE:
Minimum rent	$54,816	$52,220	$108,647	$105,063
Expense recoveries	15,773	14,451	30,624	28,836
Percentage rent	313	249	1,358	1,389
Management and leasing services	399	444	772	994
Total revenue	71,301	67,364	141,401	136,282
COSTS AND EXPENSES:
Property operating	20,242	19,722	40,048	38,603
Rental property depreciation and amortization	16,791	14,872	33,116	30,134
General and administrative	11,741	8,993	21,828	21,248
Total costs and expenses	48,774	43,587	94,992	89,985
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	22,527	23,777	46,409	46,297

OTHER INCOME AND EXPENSE:
Investment income	489	1,205	648	3,262
Equity in loss in unconsolidated joint ventures	(42)	(21)	(82)	(28)
Other income	103	34	156	1,085
Interest expense	(19,335)	(18,129)	(39,243)	(37,692)
Amortization of deferred financing fees	(454)	(322)	(900)	(766)
Gain on acquisition of controlling interest in subsidiary	-	-	-	26,866
Gain on extinguishment of debt	63	3,544	63	12,235
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS:	3,351	10,088	7,051	51,259

Income tax benefit of taxable REIT subsidiaries	926	850	1,994	1,489
INCOME FROM CONTINUING OPERATIONS	4,277	10,938	9,045	52,748

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	54	297	81	668
Gain on disposal of income producing properties	1,898	3,616	1,898	4,794
INCOME FROM DISCONTINUED OPERATIONS	1,952	3,913	1,979	5,462

NET INCOME	6,229	14,851	11,024	58,210

Net loss attributable to noncontrolling interest	10	506	647	984
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$6,239	$15,357	$11,671	$59,194

EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$0.05	$0.13	$0.11	$0.66
Discontinued operations	0.02	0.05	0.02	0.07
	$0.07	$0.18	$0.13	$0.73
Number of Shares Used in Computing Basic Earnings per Share	92,141	84,298	89,939	80,552

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.05	$0.13	$0.11	$0.66
Discontinued operations	0.02	0.05	0.02	0.07
	$0.07	$0.18	$0.13	$0.72
Number of Shares Used in Computing Diluted Earnings per Share	92,255	85,001	90,198	81,206

Note:  Diluted EPS for six months ended June 30, 2009 does not foot due to the mathematical rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to Equity One to Funds from Operations

The following table reflects the reconciliation of FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)

Net income attributable to Equity One, Inc.	$6,239	$15,357	$11,671	$59,194
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	16,564	13,433	31,661	27,174
Pro rata share of real estate depreciation from unconsolidated joint ventures	298	338	607	699
Funds from operations	$23,101	$29,128	$43,939	$87,067

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Earnings per diluted share attributable to Equity One, Inc.	$0.07	$0.18	$0.13	$0.72
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.18	0.16	0.35	0.33
Pro rata share of real estate depreciation from unconsolidated joint ventures	-	-	0.01	0.01
Net adjustment for unvested shares and noncontrolling interest	-	-	-	0.01
Funds from operations per diluted share	$0.25	$0.34	$0.49	$1.07